Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS THIRD QUARTER 2025 RESULTS

Stable Top-line With Significantly Higher Margins and Earnings

Continued Strong Fit To Win Execution Drives Upgraded 2025 Earnings Guidance

PERRYSBURG, Ohio (November 4, 2025) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the third quarter ended September 30, 2025.

	Net Earnings (Loss) Attributable to the Company Per Share (Diluted)		Earnings (Loss) Before Income Taxes $M
	3Q25	3Q24	3Q25	3Q24
Reported	$0.19	($0.52)	$58	($57)
			(margins up 690 basis points)

	Adjusted Earnings (Loss) Earnings Per Share (Diluted)		Segment Operating Profit $M
	3Q25	3Q24	3Q25	3Q24
Non – GAAP	$0.48	($0.04)	$235	$144
			(margins up 570 basis points)

“O-I delivered strong third-quarter earnings along with substantially higher margins compared to the prior year period. Building on a stable top-line, we achieved much better results through disciplined execution of Fit to Win initiatives, higher production efficiency and favorable net price,” said Gordon Hardie, Chief Executive Officer of O-I Glass.

“We continue to make significant progress towards the targets set at our Investor Day earlier this year. Despite subdued demand, our stable top-line is underpinned by a higher quality of revenue, as we prioritize economic profit and take a disciplined approach to pricing, which includes tighter mix management and focus on expanding our business in attractive and growing categories. We continue to execute our Fit to Win initiative, delivering another $75 million of benefits in the third quarter and $220 million year-to-date. We are on pace to exceed our $250 million annual 2025 target for Fit to Win Benefits. As a result, O-I expects to achieve higher adjusted earnings, improved margins, greater free cash flow, and a healthier balance sheet in 2025.”

“Given our solid performance, we are raising our full-year 2025 adjusted earnings guidance to $1.55 - $1.65 per share, nearly double last year’s results. We expect continued momentum in 2026 and beyond, with further increases in adjusted earnings and free cash flow as we implement our strategy. Ongoing execution of Fit to Win sets O-I up well to achieve its 2027 objectives and transition to profitable growth beyond 2027,” Hardie concluded.

Third Quarter 2025 Results

O-I Glass reported third quarter 2025 net sales of $1.7 billion, consistent with the prior year period. Net sales benefited from higher average selling prices and favorable currency translation.

Sales volume (in tons) was down as modest growth in the NAB, Food and RTD categories was more than offset by lower Beer and Wine. Yet, trends improved over the course of the quarter and volume was nearly flat with the prior year in September.

Earnings before income taxes totaled $58 million, an improvement of $115 million compared to a loss before income taxes of $57 million in the same period last year as margins increased 690 basis points. This increase primarily reflected a $91 million rise in segment operating profit, which reached $235 million in the third quarter, up from $144 million in the same period of 2024 and represented a 570 basis point improvement in segment operating profit margins.

•	Americas: Segment operating profit rose to $140 million, up from $88 million in the prior year period, a 59 percent improvement as margins increased 550 basis points. Better results were driven by lower operating costs due to significant savings from O-I’s Fit to Win initiatives as well as favorable net price. As expected, sales volumes declined moderately due to continued subdued consumer demand, inventory corrections in the beer value chain, and intentionally exiting unprofitable business.

•	Europe: Segment operating profit increased to $95 million, up from $56 million in the prior year period, a 70 percent increase as margins improved 590 basis points. Better results were driven by favorable operating costs reflecting higher production levels and benefits from Fit to Win initiatives. As expected, net price was a headwind, and sales volume, while down modestly, was flat excluding the impact of a major project start-up.

Retained corporate and other costs were $26 million, compared to $31 million in the prior year period. Net interest expense was $91 million, up from $87 million in the third quarter of 2024, primarily due to higher fees associated with the successful refinancing of the company’s bank credit agreement.

The company reported net earnings attributable to the company of $0.19 per share (diluted) in the third quarter of 2025, up from a net loss of $0.52 per share in the prior year period.

Adjusted earnings, which exclude items not representative of ongoing operations, were $0.48 per share up from an adjusted loss of $0.04 per share in the third quarter of 2024.

Updated Full-Year 2025 Outlook

	2025 Guidance		2024
	Current	Previous	Actual
Adjusted Earnings Per Share (EPS)	$1.55 - $1.65	$1.30 - $1.55	$0.81
Free Cash Flow – Source / (Use) ($M)	$150 - $200	$150 - $200	$(128)

The company has increased its full-year 2025 adjusted earnings guidance reflecting strong year-to-date performance and continued momentum from the Fit to Win program.

O-I now expects adjusted earnings will be in the range of $1.55 - $1.65 per share, compared to the previous outlook of $1.30 - $1.55 per share. Management anticipates adjusted earnings per share will nearly double when compared to the 2024 results.

The company expects full-year free cash flow to be between $150 million and $200 million, representing an improvement of approximately $300 million over the prior year, even after accounting for about $150 million in cash restructuring costs. Although the earnings outlook has improved, the current year free cash flow guidance remains unchanged due to higher-than-expected restructuring opportunities. These increased costs are a result of O-I’s accelerated network optimization initiatives, which are expected to deliver benefits in 2026 and beyond.

Guidance primarily reflects the company’s current view on sales and production volume, mix and working capital trends; it may not fully reflect the potential impact of tariffs on U.S. imports or retaliatory tariffs on U.S. exports. O-I’s adjusted earnings outlook assumes foreign currency rates as of November 3, 2025, and a full-year adjusted effective tax rate of approximately 33 - 36 percent.

The adjusted earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, foreign currency exchange rates, energy and raw materials costs, supply chain disruptions, labor challenges, and success in global profitability improvement initiatives, among other factors.

Conference Call Scheduled for November 5, 2025

O-I’s management team will conduct a conference call to discuss the company’s latest results on Wednesday, November 5, 2025 at 8:00 a.m. EST. A live webcast of the conference call, including presentation materials, will be available on the O-I website,
www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, O-I wishes to notify investors, media, and other interested parties that it uses its website (www.o-i.com/investors) to publish important information about O-I, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that O-I uses may be updated on O-I’s media and website from time to time. O-I encourages investors, media, and other interested parties to review the information the company may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

O-I’s year end and fourth quarter 2025 earnings conference call is currently scheduled for Wednesday, February 11, 2026 at 8:00 a.m. EST.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass, and we are proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it is also pure, healthy, and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 21,000 people across 69 plants in 19 countries, O-I achieved net sales of $6.5 billion in 2024. Learn more about us::
o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, segment operating profit margin and adjusted effective tax rate provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings (loss) attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment net sales. Adjusted effective tax rate relates to provision for income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments divided by earnings before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by operating activities less cash payments for property, plant, and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “target,” “commit,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the company’s ability to achieve expected benefits from cost management, efficiency improvements, and profitability initiatives, such as its Fit to Win program, including expected impacts from production curtailments, reduction in force and furnace closures, (2) the general political, economic, legal and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, trade policies and disputes, financial market conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates, changes in laws or policies, legal proceedings involving the company, war, civil disturbance or acts of terrorism, natural disasters, public health issues and weather, (3) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Ukraine-Russia and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (4) competitive pressures from other glass container producers and alternative forms of packaging or consolidation among competitors and customers, (5) changes in consumer preferences or customer inventory management practices, (6) the continuing consolidation of the company’s customer base, (7) impacts from the company’s decision to halt further MAGMA development and operations, (8) unanticipated supply chain and operational disruptions, including higher capital spending, (9) seasonality of customer demand, (10) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (11) labor shortages, labor cost increases or strikes, (12) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (13) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (14) any increases in the underfunded status of the company’s pension plans, (15) any failure or disruption of the company’s information technology, or those of third parties on which the company relies, or any cybersecurity or data privacy incidents affecting the company or its third-party service providers, (16) risks related to the company’s indebtedness or changes in capital availability or cost, including interest rate fluctuations and the ability of the company to generate cash to service indebtedness and refinance debt on favorable terms, (17) risks associated with operating in foreign countries, (18) foreign currency fluctuations relative to the U.S. dollar, (19) changes in tax laws or global trade policies, (20) the company’s ability to comply with various environmental legal requirements, (21) risks related to recycling and recycled content laws and regulations, (22) risks related to climate-change and air emissions, including related laws or regulations and increased environmental, social and governance scrutiny and changing expectations from stakeholders, and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results of operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Unaudited	2025	2024	2025	2024
Net sales	$1,653	$1,679	$4,926	$5,002
Cost of goods sold	(1,353)	(1,464)	(4,047)	(4,165)

Gross profit	300	215	879	837

Selling and administrative expense	(105)	(103)	(318)	(337)
Research, development and engineering expense	(8)	(20)	(33)	(62)
Interest expense, net	(91)	(87)	(257)	(252)
Equity earnings	31	20	82	75
Other expense, net	(69)	(82)	(270)	(98)

Earnings (loss) before income taxes	58	(57)	83	163

Provision for income taxes	(21)	(19)	(57)	(102)

Net earnings (loss)	37	(76)	26	61

Net earnings attributable to noncontrolling interests	(7)	(4)	(17)	(13)

Net earnings (loss) attributable to the Company	$30	$(80)	$9	$48

Basic earnings per share:
Net earnings (loss) attributable to the Company	$0.19	$(0.52)	$0.06	$0.31
Weighted average shares outstanding (thousands)	153,571	154,619	153,757	154,724

Diluted earnings per share:
Net earnings (loss) attributable to the Company	$0.19	$(0.52)	$0.06	$0.31
Diluted average shares (thousands)	155,215	154,619	155,406	157,537

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	September 30,	December 31,	September 30,
	2025	2024	2024
Assets
Current assets:
Cash and cash equivalents	$556	$734	$755
Trade receivables, net	891	572	794
Inventories	982	963	1,050
Prepaid expenses and other current assets	231	209	223
Total current assets	2,660	2,478	2,822

Property, plant and equipment, net	3,441	3,296	3,498
Goodwill	1,480	1,321	1,408
Intangibles, net	193	198	210
Other assets	1,484	1,361	1,434

Total assets	$9,258	$8,654	$9,372

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,081	$1,142	$1,092
Short-term loans and long-term debt due within one year	170	416	537
Other liabilities	742	602	663
Total current liabilities	1,993	2,160	2,292

Long-term debt	4,946	4,553	4,709
Other long-term liabilities	849	736	890
Share owners' equity	1,470	1,205	1,481

Total liabilities and share owners' equity	$9,258	$8,654	$9,372

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

Unaudited	Three months ended September 30		Nine months ended September 30
	2025	2024	2025	2024
Cash flows from operating activities:
Net earnings (loss)	$37	$(76)	$26	$61
Non-cash charges (credits)
Depreciation and amortization	123	127	361	377
Deferred tax benefit	(30)	(11)	(36)	(13)
Pension expense	8	8	23	24
Stock-based compensation expense	4	3	12	9
Restructuring, asset impairment and related charges	60	83	255	83
Legacy environmental charge		1	4	11
Gain on sale of miscellaneous assets	(1)	(1)	(7)	(1)
Cash payments
Pension contributions	(11)	(4)	(25)	(13)
Cash paid for restructuring activities	(31)	(9)	(109)	(24)
Legacy environmental settlement paid	(17)		(17)
Change in components of working capital (a)	97	80	(238)	(359)
Other, net (b)	(25)	(10)	(51)	16
Cash provided by operating activities	214	191	198	171

Cash flows from investing activities:
Cash payments for property, plant and equipment	(100)	(136)	(339)	(509)
Contributions and advances to joint ventures		(1)		(1)
Net cash proceeds related to disposal of misc. assets	8	13	26	19
Net cash proceeds (payments) from hedging activities	4	(2)	4	(15)
Cash utilized in investing activities	(88)	(126)	(309)	(506)

Cash flows from financing activities:
Changes in borrowings, net	(15)	17	(21)	250
Shares repurchased	(10)	(10)	(30)	(30)
Payment of finance fees	(12)	(2)	(12)	(13)
Net cash payments for hedging activity	(17)		(23)
Distributions to non-controlling interests	(2)		(10)	(9)
Other, net (c)		(1)	(7)	(14)
Cash provided by (utilized in) financing activities	(56)	4	(103)	184
Effect of exchange rate fluctuations on cash	(1)	15	36	(7)
Change in cash	69	84	(178)	(158)
Cash at beginning of period	487	671	734	913
Cash at end of period	$556	$755	$556	$755

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At September 30, 2025, December 31, 2024 and September 30, 2024, the amount of receivables sold by the Company was $452 million, $535 million and $544 million, respectively. For the nine months ended September 30, 2025 and 2024, the Company's use of its factoring programs resulted in a decrease of $83 million and an increase of $2 million to cash provided by operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

(c)	Other, net includes share settlement activity

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

Unaudited	Three months ended September 30		Nine months ended September 30
	2025	2024	2025	2024
Net sales:
Americas	$940	$940	$2,756	$2,693
Europe	688	706	2,095	2,216

Reportable segment totals	1,628	1,646	4,851	4,909

Other	25	33	75	93

Net sales	$1,653	$1,679	$4,926	$5,002

Earnings (loss) before income taxes	$58	$(57)	$83	$163
Items excluded from segment operating profit:
Retained corporate costs and other	26	31	80	104
Items not considered representative of ongoing operations (a)	60	83	249	93
Interest expense, net	91	87	257	252
Segment operating profit (b):	$235	$144	$669	$612

Americas	$140	$88	$416	$296
Europe	95	56	253	316
Reportable segment totals	$235	$144	$669	$612

Ratio of earnings before income taxes to net sales	3.5%	-3.4%	1.7%	3.3%

Segment operating profit margin (c):
Americas	14.9%	9.4%	15.1%	11.0%
Europe	13.8%	7.9%	12.1%	14.3%

Reportable segment margin totals	14.4%	8.7%	13.8%	12.5%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense,net, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended September 30
	Americas	Europe	Total
Net sales for reportable segments- 2024	$940	$706	$1,646
Effects of changing foreign currency rates (a)	15	36	51
Price	46	(25)	21
Sales volume & mix	(61)	(29)	(90)
Total reconciling items	-	(18)	(18)
Net sales for reportable segments- 2025	$940	$688	$1,628

	Three months ended September 30
	Americas	Europe	Total
Segment operating profit - 2024	$88	$56	$144
Effects of changing foreign currency rates (a)	(5)	2	(3)
Net price (net of cost inflation)	29	(15)	14
Sales volume & mix	(14)	(8)	(22)
Operating costs	42	60	102
Total reconciling items	52	39	91
Segment operating profit - 2025	$140	$95	$235

	Nine months ended September 30
	Americas	Europe	Total

Net sales for reportable segments- 2024	$2,693	$2,216	$4,909
Effects of changing foreign currency rates (a)	(72)	78	6
Price	98	(112)	(14)
Sales volume & mix	37	(87)	(50)
Total reconciling items	63	(121)	(58)
Net sales for reportable segments- 2025	$2,756	$2,095	$4,851

	Nine months ended September 30
	Americas	Europe	Total
Segment operating profit - 2024	$296	$316	$612
Effects of changing foreign currency rates (a)	(16)	9	(7)
Net price (net of cost inflation)	21	(77)	(56)
Sales volume & mix	7	(20)	(13)
Operating costs	108	25	133
Total reconciling items	120	(63)	57
Segment operating profit - 2025	$416	$253	$669

(a)	Currency effect on net sales and segment operating profit determined by using 2025 foreign currency exchange rates to translate 2024 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended September 30		Nine months ended September 30		Year Ended December 31,
	2025	2024	2025	2024	2024
Net earnings (loss) attributable to the Company	$30	$(80)	$9	$48	$(106)
Items impacting equity earnings
Equity investment impairment					25
Restructuring, asset impairment and other charges		2		2	2
Items impacting other income (expense), net:
Restructuring, asset impairment and other charges	61	81	252	81	204
Legacy environmental charge		1	4	11	11
Gain on sale of miscellaneous assets	(1)	(1)	(7)	(1)	(6)
Pension settlement and curtailment charges					5
Items impacting interest expense:
Charges for note repurchase premiums and write-off of deferred finance fees and related charges	7		7	2	2
Items impacting income tax:
European investment tax incentive			(22)
Deferred tax benefits	(21)		(21)
Net expense (benefit) for income tax on items above	(1)	(9)	(4)	(9)	(11)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above					1
Total adjusting items (non-GAAP)	$45	$74	$209	$86	$233

Adjusted earnings (non-GAAP)	$75	$(6)	$219	$134	$127

Diluted average shares (thousands)	155,215	154,619	155,406	157,537	154,552

Net earnings (loss) attributable to the Company (diluted)	$0.19	$(0.52)	$0.06	$0.31	$(0.69)
Adjusted earnings per share (non-GAAP) (a)	$0.48	$(0.04)	$1.41	$0.85	$0.81

(a)	For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 157,263 for the year ended December 31, 2024.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the periods ending after September 30, 2025 to its most directly comparable GAAP financial measure, net earnings (loss) attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Net earnings (loss) attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to  net earnings (loss) attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

Unaudited

O-I GLASS, INC.

Reconciliation to Free Cash Flow

(Dollars in millions)

	Forecast for Year Ended December 31, 2025	Year Ended December 31, 2024
Cash provided by operating activities	$600	$489
Cash payments for property, plant and equipment	(400 to 450)	(617)
Free cash flow (non-GAAP)	$150 to 200	$(128)

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

    (Dollars in millions)

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2025, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) before income taxes includes several significant items, such as restructuring charges, asset impairment charges, and charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to provision for income taxes divided by earnings (loss) before income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.